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                                                                   EXHIBIT-99.BJ


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 6, 1999, relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Report to Shareholders of Vanguard Ohio Tax-Free Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 18, 1999